Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), entered into and effective as of the 5th day of June, 2024 (the “Effective Date”), by and between SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the “Company”), and Irene Esteves (“Employee”). The Company’s parent company is Spirit AeroSystems Holdings, Inc. (“Holdings”).

RECITALS

WHEREAS, the Company is engaged in the manufacture, fabrication, maintenance, repair, overhaul, and modification of aircraft and aircraft components and markets and sells its services and products to its customers throughout the world (the “Business”); and

WHEREAS, the Company has agreed to employ Employee, and Employee has agreed to serve as the Executive Vice President and Chief Financial Officer of the Company and of Holdings, and Employee has agreed to accept such employment in accordance with the terms and conditions of this Agreement; and

WHEREAS, in the course of performing Employee’s duties for the Company, Employee will gain certain confidential and proprietary information belonging to the Company, develop relationships that are vital to the Company’s goodwill, and acquire other important benefits to which the Company has a protectable interest.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants hereinafter, the parties hereto agree as follows:

Section 1.      Employment. The Company hereby hires Employee as its Executive Vice President and Chief Financial Officer, and Employee agrees to serve in such capacity and to also serve as Executive Vice President and Chief Financial Officer of Holdings, and to perform such duties of and services for the Business as are appropriate for a person in such positions. Employee shall be Kansasbased during her employment hereunder, and Employee’s office will be at the Company’s headquarters in Wichita, Kansas. Employee shall devote Employee’s full business time to this employment and to Employee’s service to the Company and Holdings. Employee’s employment hereunder shall commence as of the Effective Date and shall continue until termination of the Agreement in accordance with its terms (the “Employment Period”). Employee shall report directly to the Board of Directors of Holdings (the “Board”). During the Employment Period, Employee will continue to serve as a member of the Board, but will serve in the capacity of a non-independent director during such period.

Section 2.      Performance. Employee shall use Employee’s reasonable best efforts and skill to faithfully enhance and promote the Business and the welfare and best interests of the Company and Holdings. Employee shall comply with all rules and regulations of the Company and Holdings that are applicable to Employee, follow all laws and regulations of applicable government authorities, and be governed by reasonable decisions and instructions of the Company as are consistent with the job duties as described above. Notwithstanding the foregoing, Employee will be permitted to, with the prior written consent of the Board, act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as (a) such activities are disclosed in writing to the Company’s Global Compliance office in accordance with the Company’s Code of Conduct, and (b) such activities or services do not materially interfere with the performance of Employee’s duties or responsibilities to the Company or Holdings.

Section 3.      Compensation. Except as otherwise provided for herein, for all services to be performed by Employee in any capacity hereunder, including all services performed for the Company or Holdings and including any services as an officer, director, member of any committee, or any other duties assigned Employee throughout the Employment Period, the Company shall pay or provide Employee with the following, and Employee shall accept the same, as compensation for the performance of Employee’s undertakings and the services to be rendered by Employee:

(a)            Base Salary. Employee will be entitled to an annualized salary at the rate of Seven Hundred Thousand Dollars ($700,000) (the “Base Salary”), which shall be paid in accordance with the Company’s policies and procedures as in effect from time to time.

(b)            Annual Incentive Compensation. Employee shall not be eligible for annual incentive compensation under the Spirit AeroSystems Holdings, Inc. short-term incentive program (the “STIP”) maintained pursuant to and in accordance with the terms and conditions of the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan, as amended or restated from time to time (the “OIP”).

(c)            Long-Term Incentive Awards. Employee will be eligible to receive a one-time award of restricted stock units under the Spirit AeroSystems Holdings Inc. long-term incentive program (the “LTIP”), granted by the Board or its compensation committee, pursuant to and in accordance with the terms and conditions of the OIP and the Company’s standard time-based restricted stock unit award agreement for U.S. participants. Employee’s one-time LTIP award opportunity will have an aggregate target grant date fair value equal to 330% of Base Salary, determined as of the Effective Date. Employee’s LTIP award will be granted on or as soon as administratively feasible following the Effective Date and subject to Employee’s continuing employment with the Company through such date shall vest in full on the six (6) month anniversary of the Effective Date.

(d)            Relocation Benefits and Related Perquisites. During the Employment Period, Employee will be entitled to (i) temporary housing in Wichita, Kansas, which shall be provided pursuant to the terms of the Company’s Corporate Domestic Relocation Guide — Level 4 Policy (Senior Vice President and Above), (ii) use of corporate aircraft to travel between Wichita, Kansas and residence, which use shall be provided in accordance with the terms and conditions of the Company’s aircraft policy, and (iii) an automobile allowance provided in accordance with the terms of the Company’s benefit plan.

(e)            Retention Bonus. If Employee remains employed by the Company through the earlier of a Change in Control, as defined below, or April 1, 2025 (the “Retention Date”), then Employee shall be entitled to a retention bonus payable in the lump sum amount of Two Hundred Fifty Thousand Dollars ($250,000) on the next regularly schedule payroll following the Retention Date.

(f)            Change in Control. For purposes of this Agreement, “Change in Control” means (A) a transaction pursuant to which a Person, or more than one Person acting as a group, acquires more than fifty percent (50%) of the total voting power of Holdings (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization or sale or transfer of the Holdings’ equity interests); (B) a merger or consolidation involving Holdings in which Holdings is not the surviving entity; (C) a transaction that is a sale or transfer of all or substantially all of the assets of Holdings or the Company, if all or substantially all of the proceeds from such transaction are distributed to the stockholders of Holdings; or (iv) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election. Capitalized Terms used in this definition, but not defined herein shall have the meaning assigned to them in the OIP.

(g)            Other Benefit Plans. Employee shall also be eligible to participate in the Company’s other employee benefit plans, policies, practices, and arrangements as the same may be offered to other officers of the Company from time to time, including, without limitation, (i) any retirement plan, excess or supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor income and life insurance plan, executive financial planning program, or other arrangement, or any successors thereto; and (ii) such other benefit plans as the Company may establish or maintain from time to time (collectively the “Benefit Plans”); provided, however, that nothing in this Section 3(e) shall be construed as providing for participation in the Company’s STIP or Deferred Compensation Plan. Employee’s entitlement to any other compensation or benefits shall be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.

(h)            Earned Time Off. Employee will be provided with earned time off and twelve (12) paid holidays each year in accordance with the Company’s policies and practices in effect from time to time. Notwithstanding any contrary policy or practice, however, Employee will be credited with a minimum of twenty-five (25) days of earned time off per year.

(i)            Fringe Benefits. Employee will be provided with all fringe benefits and perquisites in accordance with the Company’s policies as the same may be amended from time to time.

(j)            Withholding Taxes. The Company shall have the right to deduct from all payments made to Employee hereunder any federal, state, or local taxes required by law to be withheld.

(k)            Expenses. During Employee’s employment, the Company shall promptly pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of duties hereunder in accordance with the Company’s policies and procedures then in effect.

(l)            Clawback. The Company and Employee each acknowledge that amounts paid under this Agreement, the OIP or the other Benefit Plans are subject to any policy on the recovery of compensation, including but not limited to the Spirit Mandatory Recoupment Policy, as exist now or as later adopted, and as thereafter amended from time to time. The Company hereby represents and affirms that the size of the LTIP award provided hereunder was not determined wholly or in part by a Company financial reporting measure.

Section 4.      Restrictions.

(a)            Acknowledgements. Employee acknowledges and agrees that: (i) during the term of Employee’s employment, because of the nature of Employee’s responsibilities and the resources provided by the Company, Employee will acquire valuable and confidential skills, information, trade secrets, and relationships with respect to the Business; (ii) Employee may develop on behalf of the Company and Holdings a personal acquaintance and/or relationship with various persons, including, but not limited to, customers and suppliers, which acquaintances may constitute the Company’s or Holdings’ only contact with such persons, and, as a consequence of the foregoing, Employee will occupy a position of trust and confidence with respect to the Company’s and Holdings’ affairs; (iii) the Business involves the marketing and sale of the Company’s products and services to customers throughout the entire world, the Company’s and Holdings’ competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services to be performed by Employee for the Company and Holdings involve aspects of both the Company’s and Holdings’ domestic and international business; and (iv) it would be impossible or impractical for Employee to perform Employee’s duties for the Company and Holdings without access to the Company’s and Holdings’ confidential and proprietary information and contact with persons that are valuable to the goodwill of the Company and Holdings. Employee acknowledges that if Employee went to work for, or otherwise performed services for, a third party engaged in a business substantially similar to the Business, the disclosure by Employee to a third party of such confidential and proprietary information and/or the exploitation of such relationships would harm the Company’s and Holdings’ Business.

(b)            Reasonableness. In view of the foregoing and in consideration of the remuneration to be paid to Employee, Employee agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company and Holdings and their respective subsidiaries as may exist from time to time (collectively, the Company, Holdings and their respective subsidiaries as may exist from time to time are referred to herein as the “Company Group”) that Employee make the covenants contained in this Agreement regarding the conduct of Employee during and subsequent to Employee’s employment by the Company, and that the Company Group may suffer injury if Employee engages in conduct prohibited by this Agreement.

(c)            Non-Compete. During the term of Employee’s employment by the Company and for a period of (i) in the case of involuntary termination by the Company without Cause or termination by Employee for Good Reason, one (1) year after termination of employment, and (ii) in the case of termination of employment for any other reason, two (2) years after termination of such employment, Employee shall not, directly or indirectly, anywhere in the world: own, manage, operate, control, be employed by, solicit sales for, invest in, participate in, advise, consult with, or be professionally invested in or engaged with the ownership, management, operation, or control of any business which is engaged, in whole or in part, in the Business, or any business that is competitive therewith or any portion thereof, except in each case for the exclusive benefit of the Company Group; provided, however, that Employee shall not be deemed to have breached this provision if (A) Employee’s sole relation with any such entity consists of Employee’s holding, directly or indirectly, not greater than two percent (2%) of the outstanding securities of a company which are either listed on or through a national securities exchange or owned through an investment in a private equity or other commingled fund, or (B) Employee provides services to (or owns the related equity of) such an entity so long as the combined revenues of such entity and its affiliates relating to the competition with the Business or competitive activities as described in this paragraph represent in the aggregate less than five percent (5%) of the combined revenues of such entity and its affiliates and so long as Employee has no direct involvement in any activities that compete with the Business.

In the event that, following a separation of employment, the Employee wishes to pursue an opportunity that may implicate this Section of the Agreement, the Employee will present the details of such opportunity to the Company’s Chief Administrative Offer, and the Company will act reasonably in considering whether the Employee should be permitted to pursue such opportunity, including in considering whether a potential business activity is competitive with the Business (as defined herein).

(d)            Non-Solicitation. In addition, during the term of Employee’s employment by the Company and for a period of (i) in the case of involuntary termination by the Company without Cause or termination by Employee for Good Reason, one (1) year after termination of employment, and (ii) in the case of termination of employment for any other reason, two (2) years after termination of such employment, Employee shall not, directly or indirectly: solicit or take any action to induce (A) any employee to quit or terminate their employment with any member of the Company Group other than in connection with Employee’s good faith performance of her duties during the Employment Period or (B) any customer to cease doing business with, or reduce or modify its business with, any member of the Company Group other than in connection with Employee’s good faith performance of her duties during the Employment Period. This Section 4(d) shall not prohibit general solicitations for employment not specifically directed at employees of any member of the Company Group.

(e)            Confidentiality.

(i)            Confidential Information. For purposes of this Agreement, “Confidential Information” means any information (whether in written, oral, graphic, schematic, demonstration, or electronic format, whether or not specifically marked or identified as confidential, and whether obtained by Employee before or after the Effective Date), not otherwise publicly disclosed by a member of the Company Group, regarding (without limitation) any member of the Company Group, or their Business, customers, suppliers, business partners, prospects, contacts, contractual arrangements, discussions, negotiations, evaluations, labor negotiations, bids, proposals, aircraft programs, costs, pricing, financial condition or results, plans, strategies, governmental relations, projections, analyses, methods, processes, models, tooling, know-how, trade secrets, discoveries, research, developments, inventions, engineering, technology, proprietary information, intellectual property, designs, computer software, intelligence, legal or regulatory compliance, accounting decisions, opportunities, challenges, and any other information of a confidential or proprietary nature or that is competitively valuable to any member of the Company Group by virtue of not being generally known to the public. Notwithstanding the foregoing, Confidential Information will not include any information that (A) Employee is required to disclose by a court order, subpoena, or other legal demand, so long as (1) Employee gives the Company written notice and an opportunity to contest or seek confidential treatment of such disclosure; and (2) Employee fully cooperates at the Company’s expense with any such contest or confidential treatment request; (B) has been otherwise publicly disclosed, or made publicly available by Company or Holdings; or (C) was obtained by Employee in good faith from a source that was under no obligation of confidentiality to any member of the Company Group or any customer or supplier.

(ii)            Non-Use and Non-Disclosure. Without the express written consent of the Company or Holdings, Employee will not at any time (whether during the Employment Period or after any termination of employment for any reason) use for any purpose (other than for the exclusive benefit of the Company and Holdings) or disclose to any person (except at the direction of the Company or Holdings) any Confidential Information.

(iii)            Permitted Disclosures. Notwithstanding the foregoing or any other provision of this Agreement, and specifically Section 4(e)(ii) above, nothing in this Agreement or in any other agreement between Employee and the Company or Holdings is intended to, or does, preclude Employee from (A) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by the U.S. Securities and Exchange Commission, or any other federal, state, or local governmental agency, commission, or regulatory body; (B) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (C) otherwise making truthful statements as required by law or valid legal process; (D) engaging in any other legally protected activities; or (E) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Furthermore, pursuant to the Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee likewise understands that, if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret(s) of the Company or Holdings to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (I) files any document containing the trade secret under seal; and (II) does not disclose the trade secret, except pursuant to court order.

(f)            Effect of Breach. Employee agrees that a breach of this Section 4 cannot adequately be compensated by money damages and, therefore, each member of the Company Group shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to seek an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance, without the requirement of any member of the Company Group to post a bond or other security.

(g)            Other Rights Preserved. Nothing in this Section eliminates or diminishes rights which the Company may have with respect to the subject matter hereof under any other agreements, governing statutes, or under provisions of law, equity, or otherwise.

(h)            Section 409A. The Company and Employee intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 4(h). Employee acknowledges that Section 409A of the Code places responsibility for additional taxes and penalties on Employee and not the Company in the event of a breach of the provisions of Section 409A of the Code. Further, if at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable to Employee as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to Employee) until the date that is at least six (6) months following Employee’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Employee under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with their terms. For purposes of Section 409A of the Code, each of the payments that may be made under this Agreement are designated as separate payments.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be promptly made to Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

Additionally, in the event that following the date hereof the Company or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

Section 5.      Termination. This Agreement and Employee’s employment shall terminate upon the following circumstances:

(a)            Without Cause. At any time at the election of either Employee or the Company for any reason or no reason, without Cause (as defined below), but subject to the provisions of this Agreement. It is expressly understood that Employee’s employment is strictly “at will” and may be terminated by either party at any time.

(b)            Cause. At any time at the election of the Company for Cause. “Cause” for this purpose shall mean (i) Employee’s commission of a material breach of this Agreement or acts involving fraud, material and intentional dishonesty, material and intentional unauthorized disclosure of Confidential Information, the commission of a felony or other crime involving moral turpitude, or material violation of policies of any member of the Company Group made available to Employee; (ii) direct and deliberate acts constituting a material breach of Employee’s duty of loyalty to any member of the Company Group; (iii) Employee’s refusal or material failure (other than by reason of a Disability (as defined below)) to perform Employee’s job duties and responsibilities, including, but not limited to, any duties or responsibilities reasonably assigned to Employee by the Board, if such refusal or failure is not remedied within thirty (30) days after Employee receives written notice thereof from the Board; or (iv) (v) Employee’s inability to obtain and maintain the appropriate level of United States security clearance.

(c)            Good Reason. At any time (subject to the notice and cure provisions included in this clause (c)) at the election of Employee for Good Reason. “Good Reason” for this purpose shall mean the occurrence of any of the following, in each case during the Employment Period and without Employee’s consent: (i) a material diminution in Employee’s Base Salary, other than a general reduction in Base Salary that does not exceed twenty percent (20%) and that affects similarly situated executives in substantially the same proportions; (ii) a material diminution in Employee’s title, authority, duties, reporting relationships or responsibilities; (iii) a requirement that Employee report to anyone other than the Board; or (iv) any other action or inaction with respect to the terms and conditions of Employee’s employment that constitutes a material breach by the Company of this Agreement. Employee cannot terminate employment for Good Reason unless (A) Employee has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of the condition; (B) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (C) the date of Employee’s termination of employment must occur within ninety (90) days after the initial existence of the condition specified in such notice.

(d)            Death or Disability. Upon Employee’s death or Employee being unable, due to physical or mental disability (and after giving effect to reasonable accommodation, if available and required by applicable law), to render the services required to be rendered by Employee for a period of one hundred eighty (180) days during any twelve (12)-month period (“Disability”).

Section 6.      Effect of Termination.

(a)            Termination other than Section 6(b). If Employee’s employment is terminated for any reason other than as described in 6(b) below, the Company will pay Employee’s compensation only through the last day of the Employment Period (less any amounts the Company may offset or deduct as specified in this Agreement or as otherwise permitted), and, except as may otherwise be expressly provided in this Agreement (including Section 3(e) hereof) or the OIP, the LTIP, or in any Benefit Plan, the Company shall have no further obligation to Employee.

(b)            Non-Cause, Good Reason, Death, Disability, Retirement.

(i)            If Employee’s employment is terminated by the Company without Cause or is terminated by Employee for Good Reason (each, a “Qualifying Termination”), then for as long as Employee complies with her continuing obligations under Section 4, Employee will be treated as one hundred percent (100%) vested in all time-based LTIP awards granted to Employee pursuant to this Agreement.

(ii)            Further, if Employee experiences a Qualifying Termination within six (6) months following a Change in Control (as defined above), then as long as Employee complies with her continuing obligations under Section 4, Employee will be treated as one hundred percent (100%) vested in all time-based LTIP awards granted to Employee pursuant to this Agreement.

(iii)            The treatment of all outstanding LTIP awards granted to Employee during the Employment Period shall otherwise be governed by the terms of the OIP, the LTIP, and the applicable award agreements thereunder, including the terms thereunder that provide for 100% vesting upon Employee’s death, Disability, or retirement (as such term is defined under the applicable LTIP award agreement(s)).

(c)            Release. With respect to any accelerated vesting of previously unvested time-based LTIP awards that occurs solely by virtue of the operation of Section 6(b)(i) or (ii), Employee shall be entitled to vesting only if she signs an agreement acceptable to the Company (in a form that will be provided to Employee by the Company within seven (7) days following the end of the Employment Period, which form shall not contain additional restrictive covenants and which form, to the extent it includes any non-disparagement covenants, will reflect mutual obligations, the scope of which shall be established by the Company) that releases the Company and each other member of the Company Group from all actions, suits, claims, proceedings and demands, including those related to the Employment Period and the termination of employment (except for rights to benefits provided under Section 6(b) this Agreement pursuant to the OIP Plan terms and under the Benefit Plans or as may otherwise be expressly provided in this Agreement). Employee must sign and tender the release as described above not later than sixty (60) days following Employee’s last day of employment, or such earlier date as required by the Company, and if Employee fails or refuses to do so (or if Employee exercises any revocation right as set forth in the release), Employee shall forfeit the right to such severance and accelerated vesting pursuant to Section 6(b) that would otherwise be due and payable. If vesting is accelerated solely pursuant to Section 6(b) of this Agreement, such vesting will occur as soon as administratively feasible following the execution and non-revocation of the release described in this Section 6(c).

(d)            Return of Property. Upon termination of employment, and at any other time upon the Company’s request, Employee shall deliver all trade secrets, confidential information, records, notes, data, memoranda, and equipment of any nature that are in Employee’s possession or under Employee’s control and that are the property of any member of the Company Group or relate to the business of the Company Group, and Employee shall pay to the Company any amounts due and owing from Employee to the Company as specified in this Agreement; provided, however, Employee shall be permitted to retain her personal address book and her cell phone number.

(e)            Survival. Employee’s obligations under Section4 through Section 9 of this Agreement and the Company’s and Holding’s obligations under Section 9(i) of this Agreement shall survive the expiration or termination of this Agreement and the end of the Employment Period.

Section 7.      Representations and Warranties.

(a)            No Conflicts. Employee represents and warrants to the Company and Holdings that Employee is under no duty (whether contractual, fiduciary, or otherwise) that would prevent, restrict, or limit Employee from fully performing all duties and services for the Company and Holdings, and the performance of such duties and services shall not conflict with any other agreement or obligation to which Employee is bound. Employee agrees to comply with all obligations that Employee may have to prior employers and other third parties in the course of her employment with or service to the Company and Holdings.

(b)            No Hardship. Employee represents and acknowledges that Employee’s experience and/or abilities are such that observance of the covenants contained in this Agreement will not cause Employee any undue hardship and will not unreasonably interfere with Employee’s ability to earn a livelihood.

Section 8.      Alternative Dispute Resolution.

(a)            Mediation. Employee and the Company Group agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) or the dealings or relationship between Employee and the Company or Holdings (“Disputes”) to mediation in Wichita, Kansas and in accordance with the Commercial Mediation Rules of the American Arbitration Association then in effect. The mediation shall be private, confidential, voluntary, and nonbinding. Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator. The mediator shall be neutral and impartial. The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. The Company Group and Employee shall pay their respective attorneys’ fee and other costs associated with the mediation, and the Company Group and Employee shall equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.

(b)            Arbitration. Subject to Section 8(a), all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Wichita, Kansas and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law. The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and reasonable attorneys’ fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction. Except as specified above, the Company Group and Employee shall pay their respective attorneys’ fees and other costs associated with the arbitration, and the Company shall solely bear the costs and fees of the arbitrator. Nothing in this Section shall preclude Employee from filing a charge or complaint with a federal, state or other governmental administrative agency, and nothing herein will require the arbitration of claims that, as a matter of applicable law, the parties cannot agree to arbitrate.

(c)            Confidentiality. Employee and the Company agree that they will not disclose, or permit those acting on their behalf to disclose, any aspect of the proceedings under Section 8(a) and Section 8(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the other party, or (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award. This provision is not intended to prohibit nor does it prohibit Employee’s or the Company’s disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or family members, provided that they comply with the provisions of this paragraph and the Company or Employee, as the case may be, shall be responsible for any non-compliance with this paragraph by persons to whom any such terms have been disclosed pursuant to this sentence.

(d)            Injunctions. Notwithstanding anything to the contrary contained in this Section 8, the Company Group and Employee shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that the Company Group and Employee must contemporaneously submit the Disputes for nonbinding mediation under Section 8(a) and then for arbitration under Section 8(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.

(e)            THE PARTIES ACKNOWLEDGE THAT, IN ENTERING INTO THIS SECTION 8, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.

Section 9.      General.

(a)            Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:

To the Company:

Spirit AeroSystems, Inc.
Attention: Mindy McPheeters,
Senior Vice President, General Counsel, and Corporate Secretary
3801 S. Oliver
P.O. Box 7780008, Mail Code K11-60
Wichita, KS 67278-0008
E-mail: mindy.mcpheeters@spiritaero.com

or such other person or address as designated in writing to Employee.

To Employee:

Irene Esteves at Employee’s last known residence address or to such other address as designated by Employee in writing to the Company.

(b)            Successors. Neither this Agreement nor any right or interest therein shall be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by Employee or Employee’s beneficiaries or legal representatives, except by will, by the laws of descent and distribution, or inter vivos revocable living grantor trust as Employee’s beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and Employee and shall be enforceable by them and Employee’s heirs, legatees, and legal personal representatives, provided that the Company may not assign this Agreement except to an acquirer of all or substantially all of its assets and then only if the assignee assumes the obligations hereunder in writing or operation of law. Holdings is an intended beneficiary of Employee’s covenants, representations and warranties that are applicable to it and shall be entitled to enforce and rely upon such provisions.

(c)            Waiver, Modification, and Interpretation. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and an appropriate officer of the Company empowered to sign the same by the Board. No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Kansas; provided, however, that the corporate law of the state of incorporation of the Company’s parent shall govern issues related to the issuance of shares of its common stock. Except as provided in Section 8, any action brought to enforce or interpret this Agreement shall be maintained exclusively in the state and federal courts located in Wichita, Kansas.

(d)            Interpretation. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision; and no presumption or burden of proof shall arise disfavoring or favoring any party by virtue of the authorship of any of the provisions of this Agreement.

(e)            Counterparts. The Company and Employee may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(f)            Invalidity of Provisions. If a court of competent jurisdiction shall declare that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, and if the rights and obligations of the Parties to this Agreement will not be materially and adversely affected thereby, in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible. If such court cannot so substitute or declines to so substitute for such invalid, illegal, or unenforceable provision, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The covenants contained in this Agreement shall each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of said covenants.

(g)            Entire Agreement. This Agreement (together with the documents expressly referenced herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between the Company and Employee and may not be changed except by a writing duly executed and delivered by the Company and Employee in the same manner as this Agreement.

(h)            No Mitigation. Employee shall not be required, as a condition to receiving any payments or benefits under this Agreement, to seek or obtain any other employment after any termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by Employee as the result of any employment by another employer or other compensation for services.

(i)            Indemnity. The Company and the Employee acknowledge and agree that, during the Employment Period and thereafter, the Employee shall be entitled to be indemnified by Holdings, the Company and their affiliates and covered by any applicable officer and director insurance, in each case, subject to the terms of applicable agreements (including bylaws of Holdings and the Company) and insurance policies as in effect as of the Effective Date.

(j)            Excess Parachute Payments. If any portion of the payments or benefits under this Agreement, or under any other agreement with Employee or any plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this paragraph, result in the imposition on Employee of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to Employee shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Employee of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax) and the reduction will be made in such manner that results in the maximum amount to be retained by Employee and is in compliance with Code sections 280G and 409A. The determination required by this paragraph shall be made by the Company in its reasonable determination and in reliance on its tax advisors.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above to be effective on the Effective Date.

“Employee”

/s/ Irene Esteves
Irene Esteves

SPIRIT AEROSYSTEMS, INC. (the “Company”)

By:	/s/ Justin Welner
Name:	Justin Welner
Title:	Senior Vice President/Chief Administration & Compliance Officer

SPIRIT AEROSYSTEMS, HOLDINGS, INC. (“Holdings”)

By:	/s/ Justin Welner
Name:	Justin Welner
Title:	Senior Vice President/Chief Administration & Compliance Officer

Signed by Holdings solely for purposes of acknowledging and agreeing to Sections 3(b), 3(c), 6(b), 8 and 9(i), and those provisions of the Agreement necessary to interpret and apply them.

Signature Page